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                                                                     EXHIBIT 8.2
                [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]


                                February 27, 2001



Quantum Corporation
500 McCarthy Blvd.
Milpitas, California 95035

         RE:  MERGER OF INSULA CORPORATION INTO MAXTOR CORPORATION

Ladies and Gentlemen:

         We have acted as counsel to Quantum Corporation ("Quantum") in connection with the Amended and Restated Agreement and Plan of Merger dated as of October 3, 2000 (the "Merger Agreement") by and among Quantum, Insula Corporation ("Spinco"), a wholly-owned subsidiary of Quantum, Maxtor Corporation ("Maxtor"), and Hawaii Acquisition Corporation, a wholly-owned subsidiary of Maxtor. Pursuant to the Merger Agreement, Spinco will merge into Maxtor (the "Merger"). The Registration Statement of Maxtor on Form S-4 describes the Merger. We are providing this opinion under the Securities Act of 1933 (the "1933 Act").

         We have examined and are familiar with the Merger Agreement, the Registration Statement, and those other documents, records, and legal authorities that we have considered appropriate for providing this opinion. We have assumed that the Merger will occur in accordance with the Merger Agreement and as described in the Joint Proxy Statement/Prospectus included in the Registration Statement. We have also assumed the truth and accuracy of the representation and warranties made by Quantum and Maxtor in the Merger Agreement, the representation letters provided to us by each corporation, and the other documents we have examined to provide this opinion. Finally, we have assumed that any representation or statement made to a person's best knowledge or belief, or subject to a similar qualification, is correct without regard to the qualification.

         Based on and subject to the foregoing, we confirm that the discussion of (i) the tax consequences to the holders of Quantum HDD Common Stock of their constructive exchange of Spinco stock for Maxtor stock in the Merger, and (ii) the tax consequences of the Merger to the holders of Quantum DSS Common Stock, both contained in the Registration Statement under the caption "Material Tax Consequences of the Split-Off and Merger," subject to the limitations and qualifications described therein, set forth our opinion as to the material U.S. federal income tax considerations related to the Merger that are relevant to the Quantum shareholders. Because we are delivering this opinion before the effective date of the Merger, the opinion must be considered prospective and dependent on future events. Changes in the law could occur that would affect the U.S. federal income tax consequences of the Merger. Moreover, while our opinion reflects our best judgment regarding the application of the U.S. federal income tax laws, it is not binding on the Internal Revenue Service, which could take positions contrary to the description of the tax consequences of the Merger provided in the Registration Statement.


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Quantum Corporation
February 27, 2001
Page 2



         We are providing this opinion solely for use in connection with the Registration Statement. We consent to the filing of this opinion as Exhibit 8.1 of the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax consequences of the Merger to the Quantum shareholders. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the 1933 Act, or that we are "experts," as that term is used in the 1933 Act, or the rules and regulations of the Securities and Exchange Commission under the 1933 Act.

                                     Sincerely,


                                     /s/ Wilson Sonsini Goodrich & Rosati

                                     WILSON SONSINI GOODRICH & ROSATI
                                     Professional Corporation